Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President, and CEO (334) 821-9200

Press Release – January 29, 2019

Auburn National Bancorporation, Inc. Reports

Record Full Year Net Earnings of $8.8 million, or $2.42 per share

Record Fourth Quarter Net Earnings of $2.4 million, or $0.66 per share

Full Year 2018 Results – Compared to Full Year 2017:

●	Net earnings increased 13%

●	Net interest margin increased 11 basis points to 3.40%

●	Loans increased $23.3 million or 5%

●	Improved profitability – return on average assets increased to 1.08% from 0.94%

●	Strong credit quality – NPAs declined by 88%, NPAs to total assets of 0.04% at December 31, 2018

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported record net earnings of $8.8 million, or $2.42 per share for 2018, compared to $7.8 million, or $2.15 per share, for 2017. For the fourth quarter of 2018, the Company reported record quarterly net earnings of $2.4 million, or $0.66 per share, compared to $1.8 million, or $0.50 per share, for the fourth quarter of 2017.

Robert W. Dumas, Chairman, President, and CEO, commented: “We are pleased to report record earnings for 2018. Our full year and fourth quarter results reflect strong asset quality, solid loan growth, and improved net interest margin. In addition to maintaining a strong capital position, the Company paid cash dividends of $0.96 per share during 2018.”

Net interest income (tax-equivalent) was $6.7 million for the fourth quarter of 2018, a 2% increase compared to $6.6 million for the fourth quarter of 2017. This increase was primarily due to loan growth and recent increases in short-term market interest rates. Average loans were $467.4 million in the fourth quarter of 2018, an increase of $13.6 million, or 3%, from the fourth quarter of 2017. The Company’s net interest margin (tax-equivalent) increased to 3.54% in the fourth quarter of 2018, compared to 3.37% for the fourth quarter of 2017, as earning asset yields improved.

The Company had no provision for loan losses for the fourth quarter of 2018, compared to a negative provision for loan losses of $0.4 million for the fourth quarter of 2017. Net recoveries were $5 thousand in the fourth quarter of 2018, compared to $487 thousand in the fourth quarter of 2017 due to the payoff of two non-performing commercial loans.

Noninterest income was $0.8 million in the fourth quarter of 2018 and 2017, respectively. Noninterest expense was $4.4 million in the fourth quarter of 2018 and 2017, respectively.

Income tax expense was $0.6 million for the fourth quarter of 2018, compared to $1.3 million for the fourth quarter of 2017. The Company’s income tax expense for the fourth quarter of 2018 reflects an effective tax rate of 19.81%, compared to 41.00% in the fourth quarter of 2017. The decrease in the effective tax rate was primarily attributable to the 2017 Tax Cuts and Jobs Act, which lowered the Company’s statutory federal tax rate from 34% to 21% in 2018 and required the Company to remeasure the value of its net deferred tax assets by $0.4 million as of December 31, 2017.

The Company paid cash dividends of $0.24 per share in the fourth quarter of 2018. At December 31, 2018, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $818 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs and recoveries, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2017 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Results of Operations
Net interest income (a)	$6,699	$6,575	$26,183	$25,731
Less: tax-equivalent adjustment	152	300	613	1,205
Net interest income (GAAP)	6,547	6,275	25,570	24,526
Noninterest income	842	844	3,325	3,441
Total revenue	7,389	7,119	28,895	27,967
Provision for loan losses	—	(400)	—	(300)
Noninterest expense	4,396	4,426	17,874	16,784
Income tax expense	593	1,268	2,187	3,637
Net earnings	$2,400	$1,825	$8,834	$7,846

Per share data:
Basic and diluted net earnings:	$0.66	$0.50	$2.42	$2.15
Cash dividends declared	$0.24	$0.23	$0.96	$0.92
Weighted average shares outstanding:	3,643,868	3,643,668	3,643,780	3,643,616
Shares outstanding, at period end	3,643,868	3,643,668	3,643,868	3,643,668
Book value	$24.44	$23.85	$24.44	$23.85
Common stock price:
High	$41.50	$40.25	$53.50	$40.25
Low	28.88	33.25	28.88	30.75
Period-end	$31.66	$38.90	$31.66	$38.90
To earnings ratio	13.14	x	18.09	x	13.08	x	18.09	x
To book value	130%	163%	130%	163%
Performance ratios:
Return on average equity (annualized):	11.05%	8.31%	10.14%	9.17%
Return on average assets (annualized):	1.20%	0.89%	1.08%	0.94%
Dividend payout ratio	36.36%	46.00%	39.67%	42.79%
Other financial data:
Net interest margin (a)	3.54%	3.37%	3.40%	3.29%
Effective income tax rate	19.81%	41.00%	19.84%	31.67%
Efficiency ratio (b)	58.29%	59.66%	60.57%	57.53%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$178	$2,972	$178	$2,972
Other real estate owned	172	—	172	—
Total nonperforming assets	$350	$2,972	$350	$2,972

Net recoveries	$(5)	$(487)	$(33)	$(414)

Allowance for loan losses as a % of:
Loans	1.00%	1.05%	1.00%	1.05%
Nonperforming loans	2,691%	160%	2,691%	160%
Nonperforming assets as a % of:
Loans and other real estate owned	0.07%	0.66%	0.07%	0.66%
Total assets	0.04%	0.35%	0.04%	0.35%
Nonperforming loans as a % of total loans	0.04%	0.66%	0.04%	0.66%
Net recoveries as a % of average loans (c)	—%	(0.43)%	(0.01)%	(0.09)%

Selected average balances:
Securities	$240,334	$262,171	$252,550	$266,989
Loans, net of unearned income	467,380	453,744	456,345	441,026
Total assets	802,555	823,864	819,529	830,426
Total deposits	711,043	726,945	726,277	735,404
Long-term debt	—	3,217	1,022	3,217
Total stockholders’ equity	86,881	87,800	87,107	85,541
Selected period end balances:
Securities	$239,801	$257,697	$239,801	$257,697
Loans, net of unearned income	476,908	453,651	476,908	453,651
Allowance for loan losses	4,790	4,757	4,790	4,757
Total assets	818,077	853,381	818,077	853,381
Total deposits	724,193	757,659	724,193	757,659
Long-term debt	—	3,217	—	3,217
Total stockholders’ equity	89,055	86,906	89,055	86,906

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

(c) Net recoveries are annualized.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Net interest income, as reported (GAAP)	$6,547	$6,275	$25,570	$24,526
Tax-equivalent adjustment	152	300	613	1,205

Net interest income (tax-equivalent)	$6,699	$6,575	$26,183	$25,731